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                              KELLEY DRYE & WARREN
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3229
                                 (203) 324-1400

                                                                     EXHIBIT 5.1



December 7, 1999



Netrix Corporation
13595 Dulles Technology Drive
Herndon, VA 20171

Ladies and Gentlemen:

      We have acted as special counsel to Netrix Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (No. 333-81109) (the "Registration Statement") pertaining to the proposed offering of 1,413,660 shares of common stock, $.05 par value per share (the "Shares"), as described in the Registration Statement. The Shares are issuable upon the exercise of certain warrants described in the Registration Statement (the "Warrants") and the Company's Series A 8% convertible preferred stock (the "Preferred Stock"). As such counsel, you have requested our opinion as to the matters described herein relating to the Shares. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

      We have examined the Company's certificate of incorporation and by-laws, in each case as amended through the date hereof; the certificate of designations, as supplemented, with respect to the Preferred Stock (the
"Certificate of Designations"); the agreement related to the Warrants (the "Warrant Agreement"); minutes of the Company's corporate proceedings through the date hereof, as made available to us by officers of the Company; an executed copy of the Registration Statement, as amended to date, and all exhibits thereto in the form filed with the Securities and Exchange Commission; and such matters of law and such documents and other instruments as we have deemed necessary by us in order to deliver the within opinion. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

      Based on the foregoing and solely in reliance thereon, it is our opinion that the Shares have been duly authorized, and when they are issued upon conversion of the Preferred Stock or exercise of the Warrants, against payment of the consideration therefore contemplated by the Certificate of Designations or Warrant Agreements, as the case may be, the Shares will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to it in the prospectus included therein under the caption "Legal Matters." We further consent to the use of our name and the statement with respect to us under the caption "Risk Factors - The

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staff of the Securities  and Exchange  Commission has indicated that it believes one of the finders in our recent private placement may have acted as an unregistered broker-dealer in violation of the Securities Exchange Act of 1934 and this could subject us to a repurchase obligation that could have an adverse effect on our financial position."

                                       Very truly yours,

                                       KELLEY DRYE & WARREN LLP

                                       By:  /S/ JAY R. SCHIFFERLI
                                            ---------------------------
                                            A Member of the Firm